Exhibit 10.1

February 14, 2005

This Agreement (“Agreement”), dated as of February 14, 2005, is between Sharper Image Corporation (“Company”) and Jeffrey Nachbor (“Executive”).

1. Employment Period.

Basic Term. Company shall employ Executive from the date of this Agreement for a three year period which may be terminated at-will in accordance with this Agreement. The term of employment under the terms of this Agreement shall automatically be extended for successive one-year periods after your third year anniversary, unless Company or you elect, by written notice delivered to the other not later than sixty (60) days prior to the start of any such one-year period, not to renew the term of this Agreement.

2. Position and Responsibilities.

(a) Position. Executive accepts employment with Company as its Chief Financial Officer and shall perform all duties and responsibilities appropriate to that position. The Company may change, add to or delete from the Executive’s duties at its sole discretion. Excluding any periods of absence due to vacation or illness to which Executive may be entitled, he shall devote his best efforts and full-time attention to the performance of his duties.

(b) Outside Activity. Except upon the prior written consent of Company, Executive (during his employment with Company) shall not (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with the Company, create a conflict of interest with Company, or interfere with the business of Company, or with any of its affiliates (direct or indirect) or subsidiaries (collectively, “Affiliates”).

(c) Location. The Company anticipates that Executive’s office will be located at the Company’s headquarters, presently in San Francisco, California.

3. Compensation and Benefits.

(a) Base Salary. Executive’s base salary during his first 12 months of employment shall be at the bi-weekly rate of $11,538.46 (which annualized equals $300,000 per year). This base salary may change in the discretion of the Company after the first 12 months of employment. Salary shall be paid in accordance with the Company’s regular payroll practices and is subject to applicable withholding taxes.

(b) Relocation Allowance. Executive will receive a relocation allowance of $150,000 (less the applicable withholdings and deductions) which will be paid to Executive within 30 days of the start date of Executive’s employment. This is intended to attract Executive to the Company, recognize that Executive’s moving expenses are not being reimbursed by Company, and (most importantly) induce Executive to remain with the Company for a minimum of one year. Should Executive leave the Company’s employ within one year of his start date for any reason other than termination by the Company without Cause or Executive’s death or disability, the $150,000 allowance shall be repaid to the Company within 30 days of his date of termination.

(c) Target Bonus. Based upon the fiscal year 2/1/05 – 1/31/06 performance of the Executive and the Company, Executive will be eligible to receive an annual bonus so long as the Executive remains continuously employed by Company through the end of the fiscal year. If the Executive’s employment is terminated for Cause under Section 4(c) or executive terminates his employment, no bonus shall be payable. The target bonus for Executive’s first year of employment is forty percent (40%) of Executive’s base salary, subject to the approval of the Board of Directors. The Company reserves the right to amend, modify or delete the Target Bonus in subsequent years in its sole discretion.

(d) Share Options. Executive will be eligible for 40,000 options of common shares of Sharper Image Corporation, subject to the approval of the Compensation Committee in accordance with standard Company practices (e.g., its stock option plan), and subject to the Company’s normal vesting schedule of 20% vesting every January 31, beginning (in this instance) on January 31, 2006. Such options will have an exercise price equal to the fair market value of a share of Sharper Image common stock on the grant date.

(e) Benefits. Executive shall be entitled to receive benefits pursuant to the terms of the Company’s applicable benefit plans generally made available to similarly situated associates (as these policies may be amended by Company in its sole discretion). The amount and extent of benefits to which Executive is entitled (e.g., medical and dental coverage) shall be governed by each specific benefit plan.

(f) Expense Allowance. Company shall reimburse Executive for reasonable and necessary travel and other business expenses incurred by Executive in the performance of his duties, in accordance with such procedures as may be established and amended from time to time by Company. Executive agrees to comply with the procedures established by Company in seeking reimbursement for business expenses. Company also will reimburse Executive for his reasonable temporary travel and living expenses through June 30, 2005.

(g) Vacation. Executive shall accrue four weeks vacation per the company’s policy, 150 hours of vacation during each full year of employment. Vacation time is earned on a pro-rata basis and there is a maximum cap on earned but unused vacation of eight (8) weeks, 300 hours.

4. Termination of Employment.

(a) By Death. Executive’s employment shall terminate upon his death. In the event of such termination, Company shall: (i) pay to Executive’s estate the salary to which Executive was entitled through date of termination; (ii) pay to Executive’s estate any unpaid but earned bonus awarded Executive under this Agreement; (iii) reimburse Executive’s estate for any outstanding reasonable business expenses incurred by Executive prior to his death. Thereafter, Company’s obligations under this Agreement shall terminate, other than as set forth in the terms of the stock options. This Section shall not affect entitlement of Executive’s estate or beneficiaries to death benefits under any benefit plan or policy provided to Executive by Company.

(b) By Disability. This Agreement shall terminate as of the end of the calendar month in which Executive is and has been during each of the immediately preceding two (2) or more consecutive whole calendar months unable to perform his duties under this Agreement because of mental or physical illness or injury. In the event of such termination, Company shall: (i) pay Executive the salary to which he is entitled through the date of termination; (ii) pay any unpaid but earned bonus awarded to Executive under Section 3(c); and (iii) reimburse Executive for any outstanding reasonable business expenses incurred by Executive prior to such termination. Thereafter, the obligations of Company shall terminate, other than as set forth in the terms of the stock options. This Section shall not in any way diminish Executive’s right to receive disability insurance proceeds, if any

(c) By Company For Cause. Company may terminate Executive’s employment for Cause without notice and without liability at any time. In the event of such termination, Company shall: (i) pay Executive the base salary to which he is entitled through the date of termination; and (ii) pay any outstanding reasonable business expenses incurred by Executive under this Agreement. Thereafter, the obligations of Company shall terminate.

(d) By Company Other Than For Cause. Company may terminate Executive’s employment at-will at any time. In the event of such termination, Company shall: (i) pay Executive the base salary to which he is entitled through the date of termination; and (ii) pay any outstanding reasonable business expenses incurred by Executive under this Agreement. In addition, if Executive is terminated without Cause (and not due to death or disability) during his first 12 months of employment, Company will pay Executive a lump sum of $300,000 less the usual and customary withholdings and deductions within 30 days of such termination, or such period of time required by Section 409(a) of the Internal Revenue Code. If Executive is terminated without Cause (and not due to death or disability) after the first 12 months of employment, Company will pay Executive a lump sum equal to six months base salary at the time of termination, less the applicable withholdings and deductions, within 30 days of such termination or such period of time required by Section 409(a) of the Internal Revenue Code. Thereafter, the obligations of Company shall terminate, other than as set forth in the terms of the stock options

(e) Definition of Cause. For purposes of this section, “Cause” for termination is defined as (A) misconduct, insubordination or serious negligence in the performance of duties; (B) a material act of dishonesty or fraud or other act of moral turpitude; (C) conduct by Executive that adversely affects the Company’s standing, image or reputation, such as the use of drugs prohibited by law or the consumption of alcohol at an inappropriate level; (D) serious violation of Company rules or regulations; or (E) any conviction of any law which impedes Executive’s performance or which damages the standing, image or reputation of the Company.

(f) Termination Obligations.

(i) Executive agrees that all property, including, without limitation, all equipment, tangible proprietary information, confidential information, documents, records, notes, contracts, and computer-generated materials furnished to or prepared by Executive incident to his employment belongs to Company and shall be returned promptly to Company upon termination of Executive’s employment. Executive’s obligations under this subsection shall survive the termination of his employment and the expiration of this Agreement.

(ii) All benefits to which Executive is otherwise entitled shall cease upon his termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of Company.

(iii) The representations and warranties contained in this Agreement and Executive’s obligations under this Section 4(f) and under Section 5 (regarding Proprietary Information), and the parties’ obligations under Section 6 (regarding Arbitration), shall survive the termination of the employment and the expiration of this Agreement.

5. Confidential Information. As part of this Agreement with the Company, Executive shall be bound by the Confidentiality Agreement which is attached hereto. The terms of the Confidentiality Agreement shall survive Executive’s termination of employment as applicable.

6. Arbitration.

(a) All Disputes. All disputes between Executive (and his attorneys, successors, and assigns) and Company (and its affiliates, subsidiaries, shareholders, directors, officers, associates, agents, successors, attorneys, and assigns) arising out of or relating in any manner whatsoever to the employment or termination of Executive, including, without limitation, all disputes arising under this Agreement, (“All Claims”) shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Company and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this provision on Arbitration. All Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, All Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. The location of the arbitration shall be held at San Francisco, California. Similarly, if any lawsuit is brought (notwithstanding this arbitration provision) by either of the parties against the other, such lawsuit shall be venued in San Francisco, California.

(b) Procedure. Arbitration of All Claims shall be before JAMS in accordance with the JAMS Employment Arbitration Rules and Procedures, as amended, and as augmented in this Agreement. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for All Claims. Unless prohibited by applicable law, the parties shall jointly and equally bear the costs of the arbitrator. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to All Claims. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief to preserve its rights. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ALL CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

(c) Confidentiality. All proceedings and all documents prepared in connection with any claims shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff.

(d) Continuing Obligations. The rights and obligations of Executive and Company set forth in this Section on Arbitration shall survive the termination of Executive’s employment and the expiration of this Agreement.

7. Notices. Any notice or other communication under this Agreement must be in writing and shall be effective upon delivery by hand or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to the Chief Executive Officer or the President of Company at the Company’s principle place of business or to Executive at the last known address maintained in Executive’s personnel file. Executive shall be obligated to notify Company in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Section.

8. Action by Company. All actions required or permitted to be taken under this Agreement by Company, including, without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by the Chief Executive Officer or the President, or by his or her representative specifically authorized to fulfill these obligations under this Agreement.

9. Integration. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by Company. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Executive, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

10. Amendments. This Agreement may not be amended except by a writing signed by each of the parties. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

11. Assignment. Executive shall not assign any rights or obligations under this Agreement. Company may, upon prior written notice to Executive, assign its rights and obligations hereunder.

12. Severability. If a court or arbitrator holds any provision of this Agreement to be invalid, unenforceable, or void, the remainder of this Agreement shall remain in full force and effect.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California.

14. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

15. Executive Acknowledgment. Executive acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

The parties have duly executed this Agreement as of the date first written above.

EXECUTIVE	Sharper Image Corporation

/s/ Jeffrey Nachbor	/s/ Tracy Wan
Jeffrey Nachbor	By:	Tracy Wan
	Its:	President and Chief Operating Officer

Date	Date